Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DIFFUSION PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2016, AT 5:09 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5768394 8100
SR# 20165408242

Authentication: 202844498
Date: 08-17-16

**CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION (AS AMENDED)
OF
DIFFUSION PHARMACEUTICALS INC.**

The undersigned, being an authorized officer of **DIFFUSION PHARMACEUTICALS INC.**, a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the Corporation (the "Board of Directors") on May 11, 2016, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation (as amended) of the Corporation in the form set forth below (the "Amendment"), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

RESOLVED, that the Certificate of Incorporation (as amended) of the Corporation shall be amended by adding at the end of subsection A of Article IV thereof the following:

"Effective upon the effective time of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each ten(10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action, be changed, reclassified and combined into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall have that rounded up to one additional whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above."

SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at the annual meeting of stockholders on July 21, 2016, called and held upon notice in accordance with Section 222 of the General Corporation Law of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation (as amended) to be executed by Ben Shealy, its Senior Vice President - Finance & Treasurer, **on this** 17th **day of August, 2016.**

DIFFUSION PHARMACEUTICALS INC.

By: Ben Shealy

Name: Ben Shealy

Title: *SVP – Finance & Treasurer*